EXHIBIT 99.2
July 6, 2006

Quetzal Capital I, Inc.
9040 Town Center Parkway
Bradenton, FL 34202

Dear Sir or Madam:

I hereby resign as a director and as president, secretary and treasurer of Quetzal Capital I, Inc. (the “Company”), effectively immediately. My resignation does not in any way imply or infer any dispute or disagreement relating to the Company’s operations, policies or practices. I wish the Company much success in its future endeavors.

Sincerely,

/s/ Tony N. Frudakis
Tony N. Frudakis